Exhibit 99.1

FOR:    CYGNE DESIGNS, INC.

Roy E. Green

Chief Financial Officer

212-997-7767

CYGNE DESIGNS, INC.

ANNOUNCES ACQUISITION OF

A DENIM APPAREL BUSINESS

New York, New York, August 1, 2005-Cygne Designs, Inc. (OTC BB: CYDS.OB) today announced that it has acquired the branded and private label denim apparel business of Commerce Clothing Company LLC, a privately-held company principally owned by Hubert Guez. During 2004, Commerce Clothing re-entered the market as a designer, merchandiser, and manufacturer of denim apparel with sales to retailers located in the United States. Commerce Clothing had audited net sales of $17.26 million for the seven months ended December 31, 2004 and unaudited net sales of approximately $33 million for the six months ended June 30, 2005, and anticipates that it will be profitable in both periods. The purchase price consists of (a) $3,750,000 in cash, (b) 10.5 million shares of Cygne common stock and (c) a subordinated secured promissory note of $47.5 million with a maturity date of April 30, 2012 at an annual interest rate of 4.7%, compounded annually. In addition, Cygne has entered into a Supply Agreement and a Distribution Agreement with companies controlled by Mr. Guez, and a five-year renewable non-compete agreement with Mr. Guez. In connection with this acquisition, Cygne has entered into a Factoring Agreement with Milberg Factors, Inc. Following this acquisition, Cygne has 22,958,038 shares of common stock outstanding. Full details of this transaction will be contained in the Company’s future regulatory filings.

Cygne Designs, Inc. is a designer, merchandiser, and manufacturer of branded and private label women’s denim, casual, and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to a number of risks and uncertainties, known and unknown, all of which are difficult or impossible to predict and many of which are beyond the control of the Company which could cause actual results to materially differ from any future results, performance, projections or achievements expressed or implied by such forward-looking statements. Additional risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 29, 2005 and the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements.